EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

PLACE OF
NAME	INCORPORATION/ORGANIZATION
Accerant Inc.	Delaware
C-Cube International Limited	Hong Kong
C-Cube Microsystems (Asia Pacific) Ltd.	Hong Kong
C-Cube Microsystems (Canada) Ltd.	Canada
C-Cube Microsystems International Ltd.	Bermuda
C-Cube Technology Limited	Bermuda
C-Cube US, Inc.	Delaware
Engenio Information Technologies Europe Limited	Ireland
Engenio Information Technologies GmbH	Germany
Engenio Information Technologies Limited	UK
LSI Logic AB (Sweden)	Sweden
LSI Logic Asia, Inc.	Delaware
LSI Logic Canada Corporation	Canada
LSI Logic Corporation of Canada, Inc.	Canada
LSI Logic Corporation of Korea, Inc.	Korea
LSI Logic Europe Limited	England
LSI Logic Export Sales Corporation	U.S. Virgin Islands
LSI Logic FZE	United Arab Emirates
LSI Logic GmbH	Germany
LSI Logic HK Holdings	Cayman Islands
LSI Logic Hong Kong Ltd.	Hong Kong
LSI Logic Hungary LLC	Hungary
LSI Logic India Private Limited	India
LSI Logic International Services, Inc.	California
LSI Logic Japan Semiconductor, Inc.	Japan
LSI Logic Co. Ltd.	Japan
LSI Logic LLC	Delaware
LSI Logic Malta Ltd.	Maltese
LSI Logic Netherlands B.V.	Netherlands
LSI Logic Resale Corporation	Delaware
LSI Logic Semiconductor Technology Development
(Beijing) Company Ltd	China
LSI Logic Singapore Pte. Ltd.	Singapore
LSI Logic SAS	France
LSI Logic SRL	Italy
LSI Storage Cyprus Limited	Cyprus
LSI Logic Storage Systems Europe Holdings Ltd.	Ireland
Media Computer Technologies, Inc.	California
Metta Technology	California
Metta Technology (Mauritius)	Mauritius
Metta Semiconductor Private Limited	India
StoreAge Networking Technologies Ltd.	Israel
StoreAge Networking Technologies Inc.	Delaware
Velio Communications Inc.	Delaware
Velio Communications International Inc.	Cayman Islands